================================================================================

                    SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549
                             --------------


                                FORM 8-K


                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE

                     SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) July 26, 2001
                                                          -------------



                        SOUTHWESTERN ENERGY COMPANY
           (Exact name of registrant as specified in its charter)



               Arkansas             1 - 8246         71-0205415
      (State of incorporation     (Commission      (I.R.S. Employer
         or organization)          File Number)    Identification No.)


          2350 N. Sam Houston Pkwy. E., Suite 300, Houston, Texas 77032 (Address of principal executive offices, including zip code)


                             (281) 618-4700
           (Registrant's telephone number, including area code)


                                 No Change
     (Former name, former address and former fiscal year; if changed since last report)

================================================================================

Item 7.(c)

Exhibits                                                              Reference

        (99.1)   Conference Call Summary dated July 26, 2001.         p. 3 - 11


Item 9.

Regulation FD Disclosures

         Southwestern Energy Company is furnishing under Item 9 of this Current Report on Form 8-K the information included as exhibit 99.1 to this report.

Note: The information in this report (including the exhibit) is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purposes of
Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.








                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                               SOUTHWESTERN ENERGY COMPANY
                                               ---------------------------
                                                       Registrant



DATE:   July 30, 2001                          BY:   /s/ GREG D. KERLEY
     ------------------                        ---------------------------
                                                     Greg D. Kerley
                                                 Executive Vice President
                                               and Chief Financial Officer

Southwestern Energy                                            Conference Call
Company                                                        Summary



                   2001 Second Quarter Results Conference Call

                             Thursday, July 26, 2001

                                   Chaired by

                                  Harold Korell

                      President and Chief Executive Officer

Korell:

     Good afternoon and thank you for joining us today. With me are Richard Lane, our Senior Vice President of Exploration and Production and Greg Kerley, our Chief Financial Officer. After some preliminary comments, I'll turn the floor over to Richard for an update on our E&P operations and then to Greg for comments on our financial results. And after that, we will be available for questions.

     If you have not received a copy of the press release announcing our second quarter results, you may call Carole Ann at 281-618-4710 and she will fax a copy to you. Also our attorneys have asked that I point out that some of the comments during this teleconference may be regarded as forward-looking statements that involve risks and uncertainties which are detailed in the Company's SEC filings. While we believe that they are reasonable representations of the Company's expected performance, actual results could differ materially.

     Speaking of results, our results for the first half of 2001 were excellent, both operationally and financially. Our oil and gas production volumes were very strong during the second quarter and we look for this to continue through the remainder of the year. Richard will touch on this more in a moment, but we are continuing to see significant production from our Haileyville project in the Arkoma Basin and our Overton drilling program in east Texas is well under way.

     Our higher production volumes combined with strong oil and gas prices have resulted in outstanding earnings and cash flow through the first six months and we look for 2001 to be a record year for the Company. Additionally, our improved cash flow has allowed us to reduce our total debt by $39 million. We are also pleased to report that during the second quarter, we settled litigation filed by Enron back in 1996 related to overriding royalty interests on certain Arkansas oil and gas properties. Southwestern recorded a charge in the second quarter of $2 million related to this settlement. Also in connection with the settlement, we purchased Enron's overriding royalty interest in the disputed properties.

     We've had a productive first half of the year with the drill bit and we're on track to achieve our production and reserve targets for the year. Although commodity prices have fallen recently, they remain at historically high levels and combined with our inventory of prospects, afford us the opportunity to continue to add significant value for our shareholders.

________________________________________________________________________________
Southwestern Energy Company          2001 Second Quarter Results Conference Call
                                       -1-                           www.swn.com

     That concludes my early comments and I'll turn the teleconference now over to Richard for an update on our E&P operations.

Lane:

     Thank you, Harold and good afternoon. In the second quarter of 2001, we continued to increase our production rate through our successful exploration and development programs. Oil and gas production for the quarter was 9.8 Bcfe, up 10% from 8.9 Bcfe in the second quarter of 2000 and up from 9.0 Bcfe in the first quarter of this year. Our wellhead production rate at the end of June was 115 million cubic feet equivalent per day as compared to a 105 million cubic feet equivalent per day first quarter exit rate. In total, we participated in 28 wells that were spud in the second quarter. Of these, 14 were successful, three were dry and 11 were in progress at the end of the quarter. On a year-to-date basis, we have participated in 60 wells, of which 37 were successful, with 12 wells still in progress.

     We continue to have growing success in many of our project areas within the Arkoma Basin. In the second quarter, we spudded 17 wells. Nine of these were productive, two were dry and six were still in progress. Year-to-date, we have completed 19 wells in the Arkoma Basin for a success rate of 73%. Our
Haileyville project that Harold mentioned in Pittsburgh County, Oklahoma, continues to yield excellent producers. We drilled and completed the Cope #3-A in this trend during the quarter and it was placed on production at an initial rate of 19.5 million cubic feet per day. Our Haileyville area wells are currently producing approximately 40 million cubic feet per day, which is about 13 million cubic feet per day net to Southwestern's interest.

     Additionally, we successfully completed the Catlett #1-13 well at our Ranger prospect area in Yell County, Arkansas. Southwestern operates this well, which is currently waiting on pipeline with an 80% working interest. The Catlett well marks the continued successful development of this thrusted Borum play in that area, where we have drilled and completed 10 out of 14 wells attempted. We've also had continued drilling success in the Fairway area of Arkansas. One example is the Southwestern-operated Sanders #1-16 that tested a combined rate of 6.3 million cubic feet per day from two pay intervals. Southwestern holds a 94% working interest in this well and it's in Johnson County, Arkansas. Additionally, our workover program which includes fracture stimulations, artificial lift, co-mingling and wellbore repair projects continues to provide meaningful incremental production increases and an identified inventory of future projects.

     Moving to the Permian Basin, we were successful on 10 of 13 wells drilled in the first six months of this year as we continue to pursue our Morrow and Devonian plays. Also, we have begun development on our first quarter discovery at Cowden Ranch which is in Crane County, Texas. The discovery well, the Cowden Ranch "48" #7, is currently producing 132 barrels of oil per day from the upper Devonian. It also tested 75 barrels of oil per day from the lower Devonian and our plans there are to comingle those two zones in the near future. Additionally, we are completing our first offset to that, which is the Cowden Ranch "48" #8.

     In our Morrow drilling program, our Butkus well was placed on production during the second quarter and is currently producing 9.5 million cubic feet per day and 57 barrels of oil per day from the Morrow formation at about 13,200 feet. Southwestern holds a 33% interest in this well and it's in Lea County, New Mexico. Our Lonesome Dove prospect, which was spud late in the first quarter, is also currently being completed.

________________________________________________________________________________
Southwestern Energy Company          2001 Second Quarter Results Conference Call
                                       -2-                           www.swn.com

     At our Overton Field in Smith County, Texas, our development program is well underway as Harold mentioned. Since the beginning of the year, we have spud nine wells, six of which are on production and three are currently drilling. As a result of this program, our gross production from the field has increased from
1.8 million cubic feet per day from this time last year, when we took over operations of the field, to a current rate of over 9 million cubic feet per day. Southwestern operates the Overton wells with an average working interest of 91%.

     We currently have three rigs running in Overton and expect to drill up to 15 wells in the area this year. All of these wells are targeting the Cotton Valley sands at a depth of approximately 11,800 feet and we are utilizing the high-rate slick oil fracture stimulation technology on our completions.

     In the second quarter, Southwestern formed a limited partnership with an investor to drill and complete the first 14 Overton wells. This partnership was created to accelerate the field of development with an infusion of capital. Southwestern is the partnership's General Partner and will contribute 50% of the capital required to drill the first 14 wells. In return, we will receive 65% of distributions prior to payout of the initial investment and 85% of distributions after payout.

     Moving to our south Louisiana activity, we are drilling ahead there on our first development well on our North Grosbec discovery. This is the Norman Breaux #1, which is currently drilling at 15,800 feet on its way to 20,900 feet. This well will test the P-10 sand that is currently producing in our discovery well, the Brownell Kidd #1, and is currently producing at a rate of 16.3 million cubic feet per day and 579 barrels of condensate per day. Our completion plans for the Norman Breaux development well include utilizing larger-diameter completion strings than those in the initial discovery well, in order to take full advantage of this high-deliverability reservoir.

     Additionally, in south Louisiana, we drilled dry holes at our Mahone and our Whitehorse prospects. The Geoffroy #1, which is the exploration test for the Mahone prospect encountered marginally-developed Discorbis sands and was plugged at a total depth of about 16,200 feet. At the Savoie #1 well which was a test of our Whitehorse prospect, the objective Planulina sands that we encountered were in a structurally high position and were well developed, but they were wet.

     We are also currently drilling a high-potential exploratory test at our Horeb prospect in Acadia Parish. This is the second exploration well within our Eden 3-D project, where last year we previously announced our successful Robertson well on our Havilah prospect. The Horeb well is planned as a 13,500-foot test. Also in south Louisiana, things are progressing nicely on our prospect development and leasing efforts on our Cameron Prairie 3-D project in Cameron Parish.

     We continue to be very pleased with the results of our 2001 program. Our inventory of lower-risk Arkoma Basin and Overton drilling, medium-risk Permian Basin exploration and high-potential Gulf Coast exploration exposes us to a well-balanced mix of opportunities for growth in reserves and production. Additionally, in our second quarter we have made progress in reducing our per unit operating cost over the first quarter and we are seeing a leveling off of overall drilling and completion cost increases. I am very encouraged by our six month operating results

________________________________________________________________________________
Southwestern Energy Company          2001 Second Quarter Results Conference Call
                                       -3-                           www.swn.com
                           and I  feel  confident  about  achieving  our  annual
production and reserve goals through our value-added investments. I will now turn it over to Greg Kerley who will discuss the Company's financials.

Kerley:

     Thank you Richard and good afternoon. As Harold indicated, our financial results for the quarter and the first six months of the year have been excellent. We reported net income of $6.9 million, or $.27 per share for the second quarter, nearly a five-fold increase over the earnings we reported in the same period last year when you exclude unusual items. Net income for the first six months of 2001 was $22.9 million, more than double earnings in the first six months of 2000. Cash flow from operating activities before working capital changes was $25.1 million during the quarter, up 65% from last year, and cash flow for the first half of the year was $63.7 million, up 53% from the same period in 2000.

     Our strong results reflect continued growth in production volumes and higher commodity prices. Operating income from our Exploration and Production segment was $18.3 million during the quarter, up from $7.6 million for the same period in 2000. We realized an average gas price of $4.16 per Mcf during the quarter, up 58% over prices a year ago. Although commodity prices have fallen recently, our hedge position for the remainder of the year will help to mitigate the current price decline. Overall, our target gas production continues to be about 80% hedged for the remainder of the year. There have been no changes to our hedge position since the end of last year.

     Operating expenses for the Exploration and Production segment, while higher than last year, fell on an equivalent unit of production basis when compared to the first quarter of 2001. Our lifting costs were $.44 per Mcfe in the second quarter, compared to $.51 per Mcfe in the first quarter of 2001. Production taxes declined in the second quarter to $.18 cents per Mcfe, compared to $.23 per Mcfe during the first quarter. For the rest of 2001, we anticipate that our per unit operating costs will remain close to their current levels.

     Our G&A per Mcfe was higher during the quarter, but it includes a $2 million charge related to the settlement of litigation. When you exclude this charge, our G&A expense was $.33 per Mcfe for the second quarter and $.28 per Mcfe for the first six months of 2001. That was lower than the comparable prior years, and right in line with the guidance that we provided earlier in the year. Depreciation, depletion and amortization expense for the Exploration and Production segment rose during the quarter due to higher production volumes and a higher amortization rate. The amortization rate for the full cost pool for the first half of 2001 averaged $1.09 per Mcfe compared to a $1.03 in 2000.

     Southwestern's Utility and Marketing segments continue to post consistent results. Operating income for our utility was $8.6 million in the first half of the year, compared to $8.7 million for the same period in 2000, excluding the income from the Company's Missouri assets which were sold in May of last year. The Company's marketing operations added $1.6 million in operating income during the first six months of 2001, compared to $1.5 million for the same period last year.

     As Richard mentioned, during the second quarter we formed a limited partnership with an investor to drill the first 14 wells at our Overton Field. Because the partnership is controlled by

________________________________________________________________________________
Southwestern Energy Company          2001 Second Quarter Results Conference Call
                                       -4-                           www.swn.com

                                              Southwestern,  the  operating  and
financial results of the partnership are consolidated with the Company's other E&P results and the investor's share of the partnership activity shows up as a minority interest item in our financial statements. Additionally, our reported capital expenditures include the gross expenditures of the Overton partnership.

     For the first six months of 2001, our capital expenditures totaled $48 million, including $46 million invested in our Exploration and Production operations. The investor in our Overton partnership funded $3.9 million of the capital investments during the period. Additionally, our capital expenditures during the quarter included $5.8 million to purchase overriding royalty interests in a group of the Company's Arkoma properties. This acquisition was in connection with the settlement of litigation that Harold discussed.

     We are continuing to focus on strengthening our balance sheet. As of June 30th, we had reduced our total debt by $39 million. At current commodity prices, we hope to pay down as much as $50 million in debt during 2001.

     I'm pleased to report that earlier this month, we arranged a new revolving credit facility with a group of banks to replace the short-term facility we put in place a year ago to fund the Hales judgment. The new facility has a capacity of $160 million and a three-year term. The interest rate on the new facility is
137.5 basis points over LIBOR and we are currently borrowing at a very attractive rate of 5.2%. The facility had a balance of $132 million at June 30th and was classified as long-term debt on our balance sheet.

     That concludes my comments and I will turn back to the operator to explain the procedure for asking questions.

-----------------------------------------------------------------------------
                              Questions and Answers

-----------------------------------------------------------------------------

1. Could you tell us what's the plan going forward with Haileyville? Any more wells there?

Lane:
          In the area that we have been talking about, we're pretty much finishing up drilling in that specific area. We have acreage to the northeast of this prolific well area, and also to the southwest of that area with varying interests. I think you'll see that we'll drill another three to four wells in those areas in the remainder of the year.

2.   You expecting 20 million a day initial production on those?

Lane:
          No, we're certainly not expecting that. In some of the wells on the northeastern fringe and the southwestern fringe, we've encountered some of these same sands at more typical rates that we expect to see in the basin. So, in some ways we have defined that core area already. I think the wells that we have for the remainder of the year should be more typical of the basin.

3.   Is there a trend that you are following overall on that side of the basin?

________________________________________________________________________________
Southwestern Energy Company          2001 Second Quarter Results Conference Call
                                       -5-                           www.swn.com

Lane:
          Yes, the mapping and prospecting in that part of the basin involves trying to predict where these sand trends are, and certainly that is part of our approach.

4. G&A tends to bounce around a little bit quarter to quarter. For example, this quarter excluding that litigation charge of $2 million, you still have a G&A of $3 million versus first quarter of $2 million. Could you give us an explanation on that?

Kerley:
          If you'll look at us on a historical basis, our G&A is typically a little lower in the first quarter than it is throughout the year. In our initial guidance for the year, we felt G&A would bring about $.28 per Mcf equivalent. As we talked about the first quarter, we were lower than typical, but that is more seasonal in nature and that relates primarily to consulting and different things that we have in G&A in the second quarter. You can look at, for example, 2000 and see the same trend. It's just more of a seasonal trend that we have.

5. Horeb, I take it, has spud but give us a feel for timing. Is this something like a 90-day, or 120-day type well?

Lane:
          It is currently drilling and I believe it's at about 12,000 feet right now and it's projected to go to about 13,500 feet. I would anticipate 30 to 60 days more of operations there before evaluating.

6. Let's see, a real good build up in volumes this quarter. Can you tell us what was the exit rate or where did you come from and get to at the end of the quarter?

Lane:
          Sure, at the end of the first quarter we reported an exit rate of 105 million cubic feet per day. We exited this quarter, the second quarter, at 115 million cubic feet per day.

7. Do you expect operating expenses to be lower in future periods due to some of the increased rates from the wells or to keep that in line and expect to look at that going flat going forward?

Korell:
          Yes, our expenses were higher the first quarter. If you may recall, Richard talked about that we had a higher level of workovers in that quarter. That was a large portion of the reason. However, we kind of think that we've flattened off at about the current rate and the inflationary pressures that we saw so early in the year have seemed to have flattened out.

8. About the Overton partnership, does this just cover the first 14 wells? Is there an option to continue that or is it only for those 14 wells?

Korell:
          The partnership as it's structured is for these 14 wells, and it would be at our option, Southwestern's option, whether we included any further drilling there.

9. Actually just a follow up on the Horeb prospect. You gave us a time and just the size, is that still kind of a 35-40 Bcfe-type of prospect?

Lane:
          On a net and unrisked basis to Southwestern, that's a good range.

________________________________________________________________________________
Southwestern Energy Company          2001 Second Quarter Results Conference Call
                                       -6-                           www.swn.com

10. On your capital spending, I don't know how you are going to classify the $5.8 million sort of acquisition that you made from the lawsuit. But what is the 2001 Cap Ex including or excluding that $5.8 million? Then if you break that down, it sounds like in the first half, you had about $2 million on the utility and what might this be for the whole year.

Kerley:
          For the utility, the capital expenses for the whole year will be between $6 and $7 million. Our exploration and production budget originally was $75 million, and that is still a good number. The $5.8 million would be an additive to that. What complicates it a little bit, is that on a reported basis, we'll end up with some additional capital spending related to the Overton partnership, but those dollars will actually be coming back in from that partner to fund that. So, for example, in the $45.6 million that is E&P capital for the six months, that includes $5.8 million from the acquisition that we talked about, and it includes $3.9 million that was funded by the Overton investor. You can see it a little bit more clearly on our cash flow statement with our financials. Because we control the partnership, we have to consolidate the partnership into our financials and record the gross expenditures in there with the partnership, even though our net capital out the door is expected to be $75 million this year, plus the $5.8 million from the acquisition. To give you an idea, we could be as high as $99 to $100 million in gross expenditures, but we would receive $12 million from the partner back in the door. I know that's a convoluted explanation. I don't know if you were able to follow me all the way through or not.

11. I understand, you gross it up, then you subtract it out, the minority interest part.

Kerley:
          Yes, that is correct.

12. Any other comments or thoughts or plans on the utility side. It seems like it's clicking along just fine. I'm assuming there's been no real changes since three months ago.

Korell:
          No changes on that. It is clicking along well and with consistent results, and it's helping us to pay down debt. So things are the same on that.

13. Congratulations, it looks like you blew through our numbers for the quarter and we just picked you up in July. Harold, one thing that you focus on and talk a lot about in your annual report is the PVI kind of equation. What you are seeing in finding costs to date and how is your profitability with these declining gas prices? Although they are still super, how is that affected by region and maybe you can take us through region by region and go through the PVI equation.

Korell:
          As we look at it at the end of the quarter, we're still adding significant value. When we set out our objectives for the year, we talk about achieving a PVI of $1.50 to $1.90 for every dollar invested. And, so far, we are in that range. With our finding and development costs, we don't try to deal with reserves quarter by quarter, but we are keeping an eye on them and they are well in line with our targets overall. We're not much more than over $1 per Mcfe as we look at the first couple of quarters. As far as how that plays out area by area, they are fairly consistent. At this point in time, we've had a very good year so far in the Arkoma Basin. Our Gulf Coast area looks pretty good also, and with the two dry holes in exploration it would be slightly higher on finding and development costs, but very economic to this point.

________________________________________________________________________________
Southwestern Energy Company          2001 Second Quarter Results Conference Call
                                       -7-                           www.swn.com

14. Several other companies over conference calls have talked about reducing the number of wells that they are drilling this year citing, you know, just higher service costs. It doesn't appear that that's effecting you. You see your competitors out there and understand what's going on. Were they drilling generally marginal wells, or do you think that on an industry basis, gas prices have slowed down either service costs or the number of wells drilled per year.

Korell:
          Well, that's a pretty broad question, but let me start off with our focus, because I can't really answer for the others and what their strategies are and what their inventory looks like and what their profitabilities are on all of their prospects. But in general, I think that we are slightly different than some of the other companies for one big reason, and that is that we entered the year with a whole lot of debt. Our debt-to-cap was over 70% and, as a result of that, we made a commitment to pay down a substantial amount of debt this year.

          Well,how that figures into our exploration and development program is that when we started the year we were only planning to reinvest about 60% of our cash flow. That means that we were doing a good deal of sorting across our inventory of drilling prospects which, if you think about what that means, it also means that we were sorting to the projects with higher PVI or lower F&D costs, and therefore higher profitability. So, our inventory, the things that we will drill this year, are top level projects and we haven't had the surplus in cash flow probably that many of the others have had to invest. So maybe, it's a possibility that some of the other companies, you might see them pulling back versus where they might have said they would be investing earlier. So, overall that's how I think that we would compare to some others.

          As far as where do gas prices have to be to discourage us from our drilling activity, it's going to have to go below $2.50 an Mcf, because what we are doing works very well down to that level. So, I don't see that having an effect on us. I do think it ought to have an effect on some drilling programs that some of the companies have, but again I don't want to try to address any specifics there.

15. I know that you are focused on reducing debt, but stock buybacks, again, another thing that many companies have not only announced but acted upon. When would you be interested or would you be interested in some sort of stock buyback program?

Korell:
          Well, I don't think we would be interested in a stock buyback program. We have projects to invest more capital than we probably currently have available, which would mean that we wouldn't want to use our cash flow to buy back stock. You know, in addition to that, although our debt is high, the cost of debt is pretty darn low right now. We have 7% public debt out there and on our revolver it's about 5.2% on $132 million. So, although we have a lot of it, it's feeling better.

16. I know the Mahone prospect was not a successful test. Are there any plans to do anything else there that you learned that is going to take you back to that area to drill another well?

Lane:
          We don't have any immediate plans right around the Mahone test. We think that we have adequately tested the prospect with this higher-risk exploratory test. However, in that

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                                        general region, we have some other ideas
     that are pretty much unrelated to that prospect, but could become some opportunities for next year.

17. The 60 wells that you drilled in the first half of the year, is that a gross number? What was the net number of wells drilled?

Lane:
          That is a gross number. I don't have the net number right here in front of me, but I believe it's about 27 or 28 net wells.

18. One further question about the capital expenditures with the limited partnership. From the $47.9 million in capital expenditures for the first half, what you are getting back from the limited partners?

Kerley:
          That will show up on the cash flow statement of our financial statements. The capital expenditures shows up in cash flow from investing activities, and including our utility was $47,995,000. Just slightly below that in that the other section of the cash flow statement where the funds come is the net effect of our debt reduction, where we've paid down $39 million, and then the contribution from our minority interest partner of $3.9 million. Effectively, everything that relates to the minority interest on the cash flow statement, the balance sheet, and on the income statement for $384,000, all relate to the investor's interest in the Overton partnership.

Kerley:
          This is Greg Kerley again. We're very pleased with the financial position and where we are for the first half of the year. I want to thank you for joining us today. Please feel free to call me with any other questions that you may have or for any other information that you need and that concludes our teleconference.

Operator:
          Ladies and gentlemen, that does conclude your conference for today. You may all disconnect, and thank you for participating.

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                          Southwestern Energy Company
                          P.O. Box 1408
                          Fayetteville, AR 72702-1408



July 30, 2001



Securities and Exchange Commission
ATTN: Filing Desk, Stop 1-4
450 Fifth Street, N.W.
Washington, DC  20549-1004

Gentlemen:

Pursuant to regulations of the Securities and Exchange Commission, submitted herewith for filing on behalf of Southwestern Energy Company is Form 8-K dated July 26, 2001.

This filing is being effected by direct transmission to the Commission's EDGAR System.

Very truly yours,

Stan Wilson
Controller